EXHIBIT 99.1

Macromedia, Inc. (MACR)

PRESS RELEASE – TO BE RELEASED 8/19/03 4:15 PM EST

MACROMEDIA TO PURCHASE NEW SAN FRANCISCO HEADQUARTERS

Company reaffirms commitment to community, invests in employees’ future

SAN FRANCISCO—August 19, 2003—Macromedia (Nasdaq: MACR) today announced that it has deepened its commitment to both the city of San Francisco and its employees by entering into an agreement to purchase the historic Baker & Hamilton building and two adjacent properties near its existing leased headquarters in South of Market, San Francisco. The purchase was driven both by the desire to create a positive, creative, permanent home for its employees and by attractive real estate prices due to current market conditions.

“Macromedia has touched a lot of lives around the world from our home base in South of Market, San Francisco,” said Rob Burgess, chairman and CEO, Macromedia. “I’m excited to be extending our commitment to our employees—and future employees—and the community by establishing our long term home in this beautiful building.”

The three properties are the Baker & Hamilton building at 601 Townsend Street; 625 Townsend Street, a recently completed building adjacent to the Baker & Hamilton building; and 650 King Street, a recently completed six-story parking garage that serves these two buildings. The purchase price for all three properties is $55 million. Macromedia closed escrow on the 625 Townsend and 650 King properties on August 18th and will do so on the Baker & Hamilton building within the next eight months. Macromedia does not expect this transaction to have a meaningful impact on operating expenses.

Macromedia has approximately 600 employees based in San Francisco, with approximately 1,100 worldwide. The new facilities will house Macromedia’s corporate, marketing, and research and development staffs, which will begin migrating to the new headquarters in the latter half of 2004.

ABOUT MACROMEDIA

Experience matters. Macromedia is motivated by the belief that great experiences build great businesses. Our software empowers millions of business users, developers, and designers to create and deliver effective, compelling and memorable experiences – on the Internet, on fixed media, on wireless, and on digital devices.

Matters discussed in this news release may be considered forward looking statements, including those that relate to expected financial effects of the acquisition of property, and may involve risks and uncertainties, such risk and uncertainties include those related to the cost of operation of the properties and any related ongoing operating expenses, in addition to general financial risks such as customer acceptance of new products and services and new versions of existing products, general adverse economic conditions in the markets in which we participate, the risk of adequately evolving our internal systems and processes in a dynamic business environment, the risk of delays in product development and release dates, new regulations and other legislative actions that may materially increase the cost of compliance and doing business, risks associated with participating in international markets, including, but not limited to, foreign policies, market instability, and regulations in the applicable foreign countries, the risk of integrating newly acquired technologies and products, the impact of competition, the economic condition in the domestic and significant international markets in which the company operates, dependence on the growth of the Internet, quarterly fluctuations of the operating results, the dependence on distributors and risks of product returns, risk associated with potential litigations, volatility of the company’s stock and other risks detailed from time to time in the company’s filings with the SEC, including without limitation, its annual report on Form 10-K for the fiscal year ended March 31, 2003, and its quarterly reports on Form 10-Q, as they may be updated or amended with future filings. The actual results the company achieves may differ materially from any forward looking statements due to such risks and uncertainties.